Exhibit (e)(2)

Execution Copy

PERSONAL AND CONFIDENTIAL

November 12, 2014

CalAmp Corp.

15635 Alton Parkway

Irvine, CA 92618

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated business combination transaction between LoJack Corporation (the “Company”) and you (the “Possible Transaction”), you have requested information concerning the Company that is confidential and proprietary. As a condition to your being furnished such information, you agree to treat any information, whether written or oral, concerning the Company or any of its subsidiaries, affiliates or divisions (whether prepared by the Company, its advisors or otherwise) that is furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, Excel spread sheets, data, reports, studies, interpretations or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material. The term “Evaluation Material” does not include information that (a) is or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, or (c) was within your or your Affiliates’ or Representatives’ possession on a nonconfidential basis prior to it being furnished by the Company or has been or is independently developed by you or your Affiliates or Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement. For purposes of this letter agreement, the term “Representatives” shall include (x) with respect to you, your and your Affiliates’ (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) directors, officers, employees, attorneys, accountants, financial advisors and other professional representatives, and (y) with respect to the Company, the Company’s and its Affiliates’ directors, officers, employees, attorneys, accountants, financial advisors and other professional representatives.

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1.	You hereby agree that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating and negotiating the Possible Transaction; provided, however, that the Evaluation Material may be disclosed (i) to your Affiliates and any of your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, (ii) pursuant to an External Demand in accordance with paragraph 4 of this letter agreement, (iii) as the Company may otherwise consent in writing and (iv) if such disclosure is required under applicable securities or antitrust laws or under applicable stock exchange rules as determined based on advice of outside legal counsel; provided that such disclosure requirement does not arise from a breach of paragraph 7 of this letter agreement. All such Representatives and Affiliates shall (A) be informed by you of the confidential nature of the Evaluation Material, and (B) be directed to keep the Evaluation Material strictly confidential in accordance with the terms of this letter agreement to the same extent as if they were parties to this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Affiliates and Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Affiliates and Representatives with respect to such breach, if any).

2.	You hereby acknowledge that you, your Affiliates and your Representatives are aware that the Evaluation Material may contain material, non-public information about the Company and that the United States securities laws may prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Evaluation Material, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

3.

You will not, and will direct your Affiliates and Representatives not to, and the Company will not, and will direct its Affiliates and Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you (such information, “Transaction Information”); provided, however, that disclosure of Transaction Information pursuant to an External Demand shall be governed by paragaph 4 of this letter agreement mutatis mutandis and as applied to you and us and our respective Affiliates and Representatives; provided further, however, that, other than in the case of an External Demand, you and your Affiliates or the Company and its Affiliates may disclose Transaction Information (a “Permitted Disclosure”) if but only if

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(i) such disclosure is required under applicable securities or antitrust laws or under applicable stock exchange rules as determined based on advice of outside legal counsel and (ii) with respect to you and your Affiliates, such disclosure requirement does not arise from a breach of paragraph 7 of this letter agreement. Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Evaluation Material with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to such an agreement, arrangement or understanding with any other person, including other potential bidders and equity or debt financing sources (other than your Representatives as permitted above) regarding a Possible Transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this Agreement.

4.	Notwithstanding anything to the contrary provided in this letter agreement, (x) in the event you or any of your Affiliates or Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) to disclose all or any part of the Evaluation Material or (y) in the case of a Permitted Disclosure, you or your Affiliates or Representatives, as the case may be, agree to (a) to the extent legally permissible, promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or Permitted Disclosure, (b) to the extent legally permissible, consult with the Company on the advisability of taking legally available steps to resist or narrow such request or disclosure, and (c) assist the Company, at the Company’s expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances (or in the event that you are not legally permitted to notify the Company of such External Demand or Permitted Disclosure, to take commercially reasonable efforts to seek such protective order or other appropriate remedy on the Company’s behalf and at the Company’s expense). In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (i) you or your Affiliates or Representatives, as the case may be, may disclose only that portion of the Evaluation Material or Transaction Information which you or your Affiliates or Representatives are advised by counsel is legally required to be disclosed and to only those persons to whom you or your Affiliates or Representatives are advised by counsel are legally required to receive such information, and you or your Affiliates or Representatives shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material or Transaction Information, and (ii) you or your Affiliates or Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Affiliates or Representatives not permitted by this letter agreement.

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5.	Unless otherwise agreed to by the Company in writing (which may include email), (a) all communications regarding a Possible Transaction, (b) requests for additional information, (c) requests for management meetings, and (d) discussions or questions regarding procedures, timing and terms of a Possible Transaction, will be submitted or directed exclusively to the Company’s Chief Executive Officer or General Counsel.

6.	You agree that, for a period of twelve (12) months from the date hereof, neither you nor any of your Affiliates who are provided with Evaluation Material or become aware of your discussions with the Company, in each instance in accordance with the terms of this letter agreement, will, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company or any of its subsidiaries, (a) an officer of the Company or (b) any employee of the Company or any of its subsidiaries with whom you have had substantial contact, or who is specifically identified to you, during your investigation of the Company and its business, without in each case obtaining the prior written consent of the Company; provided that you may make general solicitations for employment not specifically directed at the Company or any of its subsidiaries or their respective employees and employ any person who responds to such solicitations.

7.

You hereby acknowledge that, unless specifically invited in writing by the Company, for a period of twelve (12) months from the date of this letter agreement, neither you nor any of your Affiliates who are provided with Evaluation Material or become aware of your discussions with the Company will: (a) propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company; (b) (i) acquire beneficial ownership of any securities (including in derivative form) of the Company (collectively, a transaction specified in (a)(i), (a)(ii) and (b)(i) involving, in each case, a majority of the Company’s outstanding capital stock or consolidated assets, is referred to as a “Business Combination”), (ii) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or consents to vote any securities (including in derivative form) of the Company, (iii) nominate any person as a director of the Company, or (iv) propose any matter to be voted upon by the stockholders of the Company; (c) directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the Securities and Exchange Commission) (or discuss with any third party the potential formation of a group) with respect to any securities (including in derivative form) of the Company or a Business Combination involving the Company; (d) request the Company (or any of its officers, directors or Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence); or (e) take any action that could require the Company to make a public announcement regarding a potential Business Combination; provided, however, that the restrictions set

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forth in this paragraph shall terminate immediately upon (1) the public announcement by the Company that it has entered into a definitive agreement with a third party for a transaction involving a Business Combination or (2) any person (A) becoming the beneficial owner of fifty percent (50%) or more of the Company’s outstanding equity securities or (B) commencing a tender or exchange offer which, if consummated, would make such person (or any of its affiliates) the beneficial owner of fifty percent (50%) or more of the Company’s outstanding equity securities; and provided further that this paragraph shall not prevent you from making confidential proposals to the Company’s Chief Executive Officer and/or its Board of Directors regarding a Business Combination.

8.	You understand that none of the Company or its Affiliates or Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that none of the Company or its Affiliates or Representatives shall have any liability to you or any of your Affiliates or Representatives resulting from the selection, use or content of the Evaluation Material by you or your Affiliates or Representatives.

9.	Upon the Company’s demand, you shall either promptly (a) destroy the Evaluation Material and any copies thereof, or (b) return to the Company all Evaluation Material and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement. It is understood that information in an intangible or electronic format containing Evaluation Material cannot be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) but that such information will continue to be protected under the confidentiality requirements contained in this Agreement and you and such Affiliates and Representatives shall continue to be bound by the obligations of confidentiality hereunder, in each case subject to the term set forth in Section 17. Notwithstanding the foregoing, you and your Affiliates and Representatives may retain one copy of any work product prepared by you or them that contains Evaluation Material to the extent necessary pursuant to applicable legal or regulatory requirements or for use in connection with any dispute concerning information covered herein; provided that you and such Affiliates and Representatives shall continue to be bound by the obligations of confidentiality hereunder for the remaining term set forth in Section 17.

10.

You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Affiliates or Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and use its best efforts to cause its Affiliates and Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies

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shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

11.	You agree that unless and until a definitive agreement between the Company and you with respect to the Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression with respect to any transaction by any of its Affiliates and Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

12.	You acknowledge that (a) the Company and its Representatives shall be free to conduct the process for a transaction as they, in their sole discretion, shall determine, and (b) any procedures relating to such transaction may be changed at any time without notice to you or any other person.

13.	No failure or delay by the Company or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by an officer of the Company or other authorized person on its behalf.

14.	The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

15.	This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts for any action, suit or proceeding arising out of or relating to this letter agreement, and agree not to commence any action, suit or proceeding related thereto except in such courts.

16.	This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

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17.	This Agreement, and each of the obligations herein stated that have not already terminated by its express terms, shall terminate two (2) years following the date hereof.

Very truly yours,

LOJACK CORPORATION

By:	/s/ José M. Oxholm
Name:	Jose M Oxholm
Title:	Senior Vice President and General Counsel

Confirmed and Agreed to:

CALAMP CORP.

By:	/s/ Michael Burdiek
Name:	Michael Burdiek
Title:	President and Chief Executive Officer
Date:	November 12, 2014

EXECUTION VERSION

December 29, 2015

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated as of November 12, 2014 (the “Letter Agreement”), between LoJack Corporation (the “Company”) and CalAmp Corp. (“CalAmp”). Each of the Company and CalAmp hereby agree to amend the Letter Agreement as provided herein (this “Amendment”). Capitalized terms used in this Amendment which are not defined herein shall have the meaning set forth in the Letter Agreement.

The Company and CalAmp hereby amend the Letter Agreement, effective from and after the date hereof, to provide that (i) the definition of “Possible Transaction” shall be amended and restated such that the Possible Transaction means a possible business combination transaction involving the Company, whether or not such transaction is negotiated (the “Possible Transaction”); and (ii) subject to their other obligations under the Letter Agreement, the Evaluation Material may be used by CalAmp and its Representatives solely for the purpose of evaluating, pursuing or consummating a Possible Transaction (as such term is defined in the foregoing clause (i)). For the avoidance of doubt, the Company agrees that CalAmp shall be permitted to publicly disclose Evaluation Material and Transaction Information in connection with its pursuit or consummation of a Possible Transaction if and to the extent such disclosure is required under applicable securities laws or stock exchange rules as determined based on advice of CalAmp’s outside counsel, and any such disclosure shall be deemed required under Section 1 or 3 of the Letter Agreement, as applicable, regardless of whether such obligations are triggered as a result of discretionary action on the part of CalAmp or otherwise.

The Company and CalAmp hereby further agree that, in accordance with Section 5 of the Letter Agreement, CalAmp and its Representatives may communicate with the bankers at Pacific Crest Securities, a division of KeyBanc Capital Markets Inc., and the attorneys at Goodwin Procter LLP engaged by the Company, with respect to the matters set forth in such Section 5 in addition to the persons specifically designated therein.

Except as amended by this Amendment, the Letter Agreement shall remain and continue in full force and effect (except for Sections 6 and 7 that have already expired under their original terms) and this Amendment shall become a part of the Letter Agreement. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and acknowledged this Amendment as of the date first written above.

LOJACK CORPORATION

By:	/s/ José M. Oxholm
Name:	José M. Oxholm
Title:	SVP + General Counsel

CALAMP CORP.

By:	/s/ Richard Vitelle
Name:	Richard Vitelle
Title:	Executive VP & CFO